WINN-DIXIE STORES, INC.
                                    5050 EDGEWOOD COURT
                              JACKSONVILLE, FLORIDA 32254-3699


                           Notice of Annual Meeting of Shareholders
                               To be held October 2, 1996



To all Shareholders of Winn-Dixie Stores, Inc.:

Notice is Hereby Given that the Annual Meeting of Shareholders of Winn-Dixie Stores, Inc. (the "Company") will be held in the headquarters office of the Company, 5050 Edgewood Court, Jacksonville, Florida at 9:00 a.m., on Wednesday, October 2, 1996, for the following purposes:

1. To elect three Class III Directors for terms expiring in 1999.

2. To approve the material terms of the incentive compensation performance goals provided in the Company's Annual Incentive Plan, Performance Unit Plan, Restricted Stock Plan and Key Employee Stock Option Plan.

3. To take action with respect to the adoption of an amendment to the Revised Winn-Dixie Stock Purchase Plan for Employees to (i) make available for sale thereunder an additional 2,000,000 shares of the Company's Common Stock, (ii) clarify that the maximum number of shares of the Company's Common Stock available under such Plan shall be correspondingly increased if the Company's Common Stock is split up, divided or otherwise reclassified into a greater number of shares and (iii) reapprove and readopt such Plan, as so amended.

4. To take action with respect to the ratification of the appointment by the Board of Directors of the Company of KPMG Peat Marwick LLP as auditors of the Company for the fiscal year commencing June 27, 1996.

5. To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

Notice is Further Given that the Board of Directors has fixed August 12, 1996, as the record date, and only holders of the Company's Common Stock of record at the close of business on that date will be entitled to notice of, and to vote at, the Annual Meeting or any adjournments thereof.


By Order of the Board of Directors


Judith W. Dixon
Secretary
Jacksonville, Florida
August 30, 1996


EACH SHAREHOLDER IS URGED TO EXECUTE AND RETURN THE ENCLOSED PROXY PROMPTLY. IN THE EVENT A SHAREHOLDER DECIDES TO ATTEND THE MEETING, HE OR SHE MAY, IF SO DESIRED, REVOKE THE PROXY AND VOTE HIS OR HER SHARES IN PERSON.

                         WINN-DIXIE STORES, INC.

                          5050 Edgewood Court
                       Jacksonville, Florida 32254-3699


             PROXY STATEMENT AND CONSOLIDATED FINANCIAL STATEMENTS
                                  for
                     Annual Meeting of Shareholders
                       To be held October 2, 1996



GENERAL INFORMATION


The Board of Directors of Winn-Dixie Stores, Inc. (the "Company") solicits your proxy for use at the 1996 Annual Meeting of Shareholders to be held on October 2, 1996, at the Company's headquarters offices at the address above, commencing at 9:00 a.m., and any adjournments thereof. A form of proxy is enclosed herewith. Any shareholder who executes and delivers the proxy may revoke it at any time prior to its use.

The cost of soliciting the proxies will be borne by the Company. Directors, officers and employees of the Company may solicit proxies by telephone, telegram or personal interview. In addition, the Company will, upon the request of brokers, dealers, banks and voting trustees, and their nominees, who are holders of record of shares of the Company's stock on the record date referred to below, pay their reasonable expenses for completing the mailing of copies of the Annual Report, this Notice of Meeting and Proxy Statement and the enclosed form of proxy to the beneficial owners of such shares of stock.

The Annual Report of the Company to its shareholders for the 1995-96 fiscal year is being mailed with this Proxy Statement to shareholders entitled to vote at the Annual Meeting.

Securities and Exchange Commission ("SEC") rules require that an annual report precede or be included with the Company's proxy materials. Shareholders with multiple accounts may be receiving more than one annual report, which is costly to the Company and may be inconvenient to these shareholders. Such shareholders may authorize the Company to discontinue mailing extra reports by marking the appropriate box in the proxy card for selected accounts. Such an election will take effect at the end of the Company's 1996-97 fiscal year.
At least one account must continue to receive an annual report. Eliminating these duplicate mailings will not affect receipt of future proxy statements and proxy cards nor the mailing of dividend checks, dividend reinvestment statements, or special notices. To resume the mailing of an annual report to an account, please make a written request to: First Chicago Trust Company of New York, P. O. Box 2500, Jersey City, New Jersey 07303-2500.

The mailing address of the principal executive offices of the Company is 5050 Edgewood Court, Jacksonville, Florida 32254-3699. The approximate date on which this Proxy Statement and form of proxy are first being sent or given to shareholders is August 30, 1996.


VOTING PROCEDURES

All properly executed proxies delivered pursuant to this solicitation and not revoked will be voted at the Annual Meeting in accordance with the directions given. Regarding the election of Directors to serve until the 1999 Annual Meeting of Shareholders, in voting by proxy, shareholders may vote in favor of all nominees or withhold their votes as to all nominees or withhold their votes as to specific nominees. With respect to the other proposals to be voted upon, shareholders may vote in favor of a proposal, against a proposal or may abstain from voting. Shareholders should specify their choices on the enclosed form of proxy. If no specific instructions are given with respect to the matters to be acted upon, the shares represented by a signed proxy will be voted FOR the election of all nominees, FOR the proposal to approve the material terms of the incentive compensation performance goals provided in certain Company plans, FOR the proposal to amend the Revised Winn-Dixie Stock Purchase Plan for Employees and FOR the proposal to ratify the appointment of KPMG Peat Marwick LLP as independent auditors. Directors will be elected by a plurality of the votes cast by the shareholders voting in person or by proxy at the Annual Meeting. Approval of the amendment to the Revised Winn-Dixie Stock Purchase Plan for Employees will require the affirmative vote of the holders of a majority of the shares of Common Stock present or represented at the Annual Meeting and entitled to vote. Approval of the material terms of the incentive compensation performance goals provided in certain Company plans and ratification of the appointment of KPMG Peat Marwick LLP as independent auditors will require the affirmative vote of the holders of a majority of the shares of Common Stock voting on the proposal in person or by proxy at the Annual Meeting. Thus, in the case of approval of the adoption of the amendment of the Revised Winn-Dixie Stock Purchase Plan for Employees, abstentions will have the same effect as a negative vote, but abstentions will have no effect on the vote for election of Directors, ratification of the appointment of independent auditors or approval of the material terms of the incentive compensation performance goals. Broker non-votes will not be included in vote totals and will have no effect on the outcome of any vote. A broker non-vote generally occurs when a broker who holds shares in street-name for a customer does not have authority to vote on certain non-routine matters because its customer has not provided any voting instructions on the matter.

If a shareholder is a participant in the Dividend Reinvestment Plan of Winn-Dixie Stores, Inc., the proxy card serves as voting instruction for the number of full shares in the dividend reinvestment plan account, as well as other shares registered in the participant's name. If a shareholder is a participant in the Winn-Dixie Stores, Inc. Profit Sharing/401(k) Plan (the "401(k) Plan"), the proxy card will also serve as voting instruction for the trustee of the 401(k) Plan where all accounts are registered in the same name. If voting instructions are not received for shares in the 401(k) Plan, those shares will be voted in the same proportion as the shares in such plan for which voting instructions are received.

Only owners of record of shares of Common Stock of the Company at the close of business on August 12, 1996, are entitled to vote at the meeting or adjournments or postponements thereof. Each owner of record on the record date is entitled to one vote for each share of Common Stock of the Company so held. On August 12, 1996, there were 151,445,312 shares of Common Stock of the Company issued and outstanding.


PROPOSAL 1 ELECTION OF DIRECTORS

The Board is divided into three classes of Directors. Each class of Directors is elected to serve for a term of three years, so that the terms of office of approximately one-third of the Directors will expire each year. At the Annual Meeting of Shareholders, three Directors are to be elected in Class III to hold office until the 1999 Annual Meeting of Shareholders or until their successors are elected and qualified. The persons designated as nominees for election as Directors in Class III are Armando M. Codina, Radford D. Lovett and Julia B. North. Each of such nominees is currently a Director of the Company.

Should any one or more of these nominees become unable to serve for any reason, or for good cause will not serve, which is not anticipated, the Board of Directors may, unless the Board by resolution provides for a lesser number of Directors, designate substitute nominees, in which event the persons named in the enclosed proxy will vote proxies that would otherwise be voted for all named nominees for the election of such substitute nominee or nominees.

Certain information with respect to each of the nominees and Directors relating to principal occupations and directorships, and the approximate number of shares of the Company's Common Stock beneficially owned by them, directly or indirectly, has been furnished to the Company by such nominees and Directors.

The Board of Directors recommends a vote FOR all three nominees.




          BOARD OF DIRECTORS OF WINN-DIXIE STORES, INC.


                                                                      Has Been
                                                           Age       A Director
Name, Principal Occupation for the                         as of    Continuously
Past Five Years, Directorships                        August 12, 1996   Since



                   CLASS III DIRECTOR NOMINEES
                    FOR TERMS EXPIRING IN 1999

Armando M. Codina - For more than the last five years,
Chairman of the Board and President of Codina Group,
Inc.; also a Director of American Bankers Insurance
Group, Inc., BellSouth Corporation, AMR, Inc., and
FPL Group, Inc. ..........................................  49            1987


Radford D. Lovett - For more than the last five years,
Chairman of the Board of Commodores Point Terminal
Corporation; also a Director of First Union Corporation,
American Heritage Life Investment Corporation, Florida
Rock Industries, Inc., and FRP Properties, Inc. ........... 62            1983


Julia B. North - April 1996 to date, President of Consumer
Services, a business unit of BellSouth Telecommunications,
Inc.; for more than five years prior thereto, Vice
President of BellSouth Telecommunications, Inc. ........... 48            1994



                INCUMBENT CLASS I DIRECTORS WHOSE
                       TERMS EXPIRE IN 1998

A. Dano Davis - For more than the last five years, Chairman
of the Board and Principal Executive Officer of the Company;
with the Company since 1968; also a Director of First Union
National Bank of Florida, and American Heritage Life
Investment Corporation .................................... 51            1981


T. Wayne Davis - For more than the last five years, a
private investor; with the Company 1971-1987; Chairman of
the Board of General Parcel Service, Inc.; also a Director
of Enterprise National Bank, Enstar Group, Inc., and
AccuStaff, Incorporated ................................... 49            1981


Carleton T. Rider - August 1993 to date, Continuous
Improvement Officer, Mayo Foundation; 1985 to July 1993,
Administrator, Mayo Clinic Jacksonville; also a Director
of St. Luke's Hospital .................................... 51            1992


Charles P. Stephens - For more than the last five years,
Vice President, Director and a principal stockholder of
Norman W. Paschall Co., Inc. (brokers, importers, exporters
and processors of textile fibers and by-products) ......... 58            1982





                  INCUMBENT CLASS II DIRECTORS
                    WHOSE TERMS EXPIRE IN 1997

Robert D. Davis - For more than the last five years,
Chairman of the Board of D.D.I., Inc.; with the Company
1955-1990; also a Director of American Heritage Life
Investment Corporation, First Union Corporation, Stein
Mart, Inc., and Florida Rock Industries, Inc. ............  64            1972


James Kufeldt - For more than the last five years,
President of the Company; with the Company since 1961;
also a Director of Barnett Bank of Jacksonville, N.A. ....  58            1988


Charles H. McKellar - For more than the last five years,
Executive Vice President of the Company; with the Company
since 1957 ...............................................  58            1988


David F. Miller - March 1996 to date, President and Chief
Operating Officer of What A World, Inc.; for more than the
last five years, Chairman of the Board of PureIce of the
South, Inc.; prior to that time was Vice Chairman of the
Board of JC Penney Company, Inc. and President and Chief
Operating Officer of JC Penney Stores and Catalog ........  67            1987




The Company was founded by Messrs. A.D., James E., M. Austin and Tine W. Davis (the "Founding Brothers"), all of whom are deceased. Mr. A. Dano Davis, the Company's Chairman and Principal Executive Officer, is the son of Mr. James E. Davis. Mr. Robert D. Davis is the son of Mr. A. D. Davis. Mr. T. Wayne Davis is the son of Mr. Tine W. Davis. Mr. Charles P. Stephens is the son-in-law of Mr. M. Austin Davis.




PRINCIPAL SHAREHOLDERS

The following table sets forth the beneficial ownership of the Company's Common Stock by each person who, as of June 30, 1996, is known to the Company to be the beneficial owner of 5% or more of the Common Stock.




                     Name and                Amount and
                      Address                Nature of               Percent
                   of Beneficial             Beneficial                 of
 Title of Class       Owner                  Ownership                 Class
 -----------------------------------------------------------------------------
 Common Stock    Davis Family (1)            60,337,056               39.78
                 c/o D.D.I., Inc.
                 5050 Edgewood Court
                 Jacksonville, FL 32254



(1) Relatives of the Founding Brothers, trusts, estates, corporations and other entities involving them and their associates (collectively, the "Davis Family") own beneficially for the Davis Family, directly or indirectly, the shares listed in this table. These shares include those listed for Messrs. A. Dano, Robert D. and T. Wayne Davis and Charles P. Stephens in the following table setting forth the beneficial ownership by directors, nominees and executive officers. The figures exclude 58,154 shares, those in excess of the pro rata beneficial interest of the Davis Family in 100,000 shares held by American Heritage Life Investment Corporation.




SECURITIES OWNERSHIP OF MANAGEMENT


The following table sets forth the beneficial ownership of the Company's Common Stock by each of the directors and nominees, each of the executive officers named in the Summary Compensation Table and all of the Company's directors and executive officers as a group as of June 30, 1996.




Amount and Nature of Beneficial Ownership (1)




                         Direct or Indirect
                             with Sole      Indirect with
                            Voting and      Shared Voting
                            Investment      and Investment             Percent
Name of Beneficial Owner      Power             Power        Total     of Class
- -------------------------------------------------------------------------------

Armando M. Codina .......       12,882                        12,882      *
A. Dano Davis ...........    1,770,704        5,148,989    6,919,693     4.56
Robert D. Davis .........      356,894        2,781,355    3,138,249     2.07
T. Wayne Davis ..........      504,450        2,105,167    2,609,617     1.72
James Kufeldt ...........      355,414           14,740      370,154      .24
Radford D. Lovett .......       15,168                        15,168      *
Charles H. McKellar .....      185,414                       185,414      .12
David F. Miller .........          800                           800      *
Julia B. North ..........        2,586                         2,586      *
Carleton T. Rider .......          900                           900      *
Charles P. Stephens .....       20,788        2,765,335    2,786,123     1.84
E. T. Walters ...........      108,888                       108,888      *
Charles E. Winge ........      111,764                       111,764      *
Directors and Executive
  Officers as a Group
   (30 persons)..........    4,361,124       12,815,586   17,176,710    11.32






* Less than .1% of issued and outstanding shares of Common
  Stock of the Company.

(1) Includes shares held by the wives and children of certain of the persons named, as to which such persons disclaim beneficial ownership. The numbers of such shares so disclaimed are as follows: Robert D. Davis, 621,577; T. Wayne Davis, 419,509; James Kufeldt, 14,740; Radford D. Lovett, 148; Charles H. McKellar, 10,523; Carleton T. Rider, 900; Charles P. Stephens, 2,765,325; and Charles E. Winge, 17,224. The holdings set forth above exclude 33,158,872 shares of Common Stock of the Company, included in the Davis Family holdings shown on page 4 hereof, held by various entities as to which one or more of A. Dano Davis, Robert D. Davis, T. Wayne Davis, Charles P. Stephens and Charles P. Stephens' wife have direct or indirect voting and/or investment powers, but no pecuniary interests, and as to which they disclaim beneficial ownership. Finally, the holdings set forth above exclude 7,674,747 shares held indirectly by the Estate of A. D. Davis whose personal representative, Robert D. Davis, has indirect shared voting and dispositive powers with respect to such shares.

The holdings set forth above include restricted shares awarded as Long-Term Incentive Awards pursuant to the Company's Officer Compensation Program. Certain shares included are subject to forfeiture if certain performance goals are not met within the three fiscal-year period expiring June 26, 1996, as follows: Mr. Kufeldt, 6,640 shares; Mr. McKellar, 4,836 shares; Mr. Walters, 2,110 shares, and Mr. Winge, 2,110 shares. Such shares are included because the determination of whether such performance goals have been met is not made until the audited financials for the Company for the 1995-96 fiscal year have been completed, which occurs in early fiscal year 1996-97. Certain other shares are subject to forfeiture if certain performance goals are not met within the three fiscal-year period expiring June 25, 1997, as follows: Mr. Kufeldt, 8,156 shares; Mr. McKellar, 5,942 shares; Mr. Walters, 2,592 shares; and Mr. Winge, 2,592 shares. Certain other shares are subject to forfeiture if certain performance goals are not met within the three fiscal-year period expiring June 24, 1998, as follows:
Mr. Kufeldt, 6,762 shares; Mr. McKellar, 4,926 shares; Mr. Walters, 2,150 shares; and Mr. Winge, 2,150 shares. The holdings for the 22 officers within the Directors and Executive Officers group total 105,614 restricted shares.

The holdings set forth above include equivalent shares credited to the Stock Equivalent Accounts of Directors under the Directors' Deferred Fee Plan (see "Directors' Fees"): Mr. Codina, 9,882 equivalent shares; Mr. Robert D. Davis, 6,026 equivalent shares; Mr. Lovett, 8,356 equivalent shares; and Ms. North, 2,186 equivalent shares. These holdings are payable only in cash upon retirement.

The holdings set forth above also include the equivalent of 6,984 shares credited to Mr. Kufeldt's account and 19,356 shares to Mr. Winge's account, allocated by them to the Company stock fund within the Profit Sharing Plan, and a total of 63,054 shares for all executive officers as a group in such fund.

These holdings further include shares under options granted on June 15, 1992, which are now exercisable, of 50,000 shares for Mr. Kufeldt, 40,000 shares for Mr. McKellar, 24,000 shares for Mr. Walters and 24,000 shares for Mr. Winge. These holdings also include shares under additional options granted on June 22, 1994, 50% of which are exercisable at June 30, 1996, of 50,000 shares for Mr. Kufeldt, 40,000 shares for Mr. McKellar, 24,000 shares for Mr. Walters and 24,000 shares for Mr. Winge. These share options are more fully described in the table on options on page 9.



SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE


Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's executive officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the SEC and the New York Stock Exchange. Officers, directors and greater than ten percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. Based solely on its review of the copies of such forms received by it and written representations from certain reporting persons that no Forms 5 were required for them, the Company believes that during the Company's most recently completed fiscal year ended on June 26, 1996, all filing requirements applicable to its officers, directors, and greater than ten percent beneficial owners were complied with, except that
(i) four family trusts for which Mr. Charles P. Stephens serves as co-trustee each filed a Form 3 that was approximately three months late due to an oversight with respect to attributed ownership; and (ii) Mr. T. Wayne
Davis and three family trusts for which he serves as trustee each filed a Form 5 reporting a series of pledges that were not reported at the time such pledges were made due to an oversight with respect to attributed ownership.



MEETINGS OF THE BOARD AND COMMITTEES


During the most recently completed fiscal year, the Board of Directors held four regular meetings and took action by unanimous written consent in lieu of a meeting three times. All current Directors attended at least 75% of the meetings of the Board and of the committees on which they served, with the exception of Mr. Armando M. Codina who did not attend two meetings of the Board and one Audit Committee meeting and Mr. Carleton T. Rider who did not attend two meetings of the Board and one meeting of each of the Audit
Committee and the Compensation Committee.

The Board of Directors has Audit, Nominating and Compensation Committees. The Audit Committee is composed of Mr. David F. Miller, Chairman, and Messrs. Armando M. Codina, Radford D. Lovett, Carleton T. Rider and Charles P. Stephens, and Ms. Julia B. North. The Audit Committee, whose members are not officers, employees, or retired employees of the Company, held two meetings during the fiscal year. The Audit Committee reviews the scope and results of the audit, approves types of non-audit services provided to the Company and recommends selection of the Company's independent auditors. It also reviews the scope of internal audits, systems of internal controls and accounting policies and procedures. The Nominating Committee is composed of Mr. T. Wayne Davis, Chairman, and Messrs. A. Dano Davis, Robert D. Davis, Radford D. Lovett and Charles P. Stephens. The Nominating Committee recommends qualified candidates to fill vacancies on the Board of Directors. The Nominating Committee did not meet during fiscal year 1995-96. The Nominating Committee will consider nominees recommended by shareholders, who may submit names and biographical data and qualifications in writing to the Secretary of the Company.

Previously, the Board of Directors appointed separate committees to establish, review and administer the Company's Officer Compensation Program and the Key Employee Stock Option Plan, including the Long-Term Officer Compensation Committee, the Base Compensation and Annual Incentive Plan Committee and the Key Employee Stock Option Committee. The Board of Directors determined it would be in the best interest of the Company to consolidate the duties and powers of these committees into the Compensation Committee and for the Compensation Committee to be composed solely of outside, independent directors. To accomplish this, on April 17, 1996, the Board of Directors
(i) removed all directors who were not outside, independent directors from the Compensation Committee, (ii) dissolved the Long-Term Officer Compensation Committee, the Base Compensation and Annual Incentive Plan Committee, and the Key Employee Stock Option Committee, and (iii) authorized the Compensation Committee to exercise all powers, duties and responsibilities of these dissolved committees.

Prior to April 17, 1996, the Compensation Committee, composed of Mr. David F. Miller, Chairman, and Messrs. Radford D. Lovett, Armando M. Codina, A. Dano Davis and James Kufeldt and Ms. Julia B. North, set and reviewed the salary and benefits structure of the Company for fiscal year 1995-96, including base salary, cash bonus, and restricted stock and performance unit awards for executive officers. As of April 17, 1996, the Compensation Committee, composed of Mr. Radford D. Lovett, Chairman, and Messrs. Armando M. Codina and Carleton T. Rider and Ms. Julia B. North, establishes and reviews the salary and benefits structure of the Company applicable to officers and key employees, as well as the Key Employee Stock Option Plan, including base salary, cash bonus, restricted stock, long-term stock option and performance unit awards. The newly composed Compensation Committee met one time during the most recently completed fiscal year.

Prior to its dissolution, the Long-Term Compensation Committee, composed of Messrs. A. Dano and Robert D. Davis, recommended restricted stock and performance unit awards that were then reviewed and approved by the Compensation Committee. Prior to its dissolution, the Base Compensation and Annual Incentive Plan Committee, composed of Messrs. A. Dano Davis, Robert
D. Davis and James Kufeldt, recommended base salary and annual cash bonus awards that were then reviewed and approved by the Compensation Committee. Prior to its dissolution, the Key Employee Stock Option Committee, composed of Messrs. A. Dano and Robert D. Davis, determined long-term stock option awards to officers and key employees. These committees met as a group with the Compensation Committee two times during the most recently completed fiscal year, to review performance under the plans established at the end of the prior fiscal year for 1995-96. After April 16, 1996, the Compensation Committee reviewed performance under the plans for stock and compensation to be awarded for fiscal year 1995-96 and set the performance goals and compensation under the plans for fiscal year 1996-97. The activities of the Compensation Committee are described further in the Report on Executive Compensation beginning on page 10.



DIRECTORS' FEES

Directors are paid a retainer fee of $12,000 per annum plus $3,000 for attendance at each regular meeting of the Board. Directors are also paid $1,000 for each action by written consent in lieu of a meeting. Members of the Audit, Nominating, and Compensation Committees are paid $3,000 for each committee meeting attended. Travel expenses of Directors incurred in traveling to Committee and Directors' meetings are also reimbursed by the Company. Members of the Board of Directors who are also employees are not paid Director's fees or fees for attending Committee meetings. Members of the now dissolved Long-Term Officer Compensation, Base Compensation and Annual Incentive Plan, and Key Employee Stock Option Committees were not paid for their meetings.

A Director may elect to defer payment of all or any part of the above fees until termination as a Director under a Deferred Fee Plan for Directors effective June 30, 1988, with fees credited to an Income Account at a prime rate of interest or to a Stock Equivalent Account based on the closing market price of the Company's Common Stock on the date fees are earned. The deferred fees are payable only in cash in a single payment or annual installments upon retirement. Messrs. Robert D. Davis, Lovett and Codina and Ms. North have elected to defer fees during the fiscal year under the Deferred Fee Plan.



EXECUTIVE COMPENSATION

Summary Compensation Table


The following table sets forth information concerning the compensation of the Principal Executive Officer and the four other most highly compensated executive officers who served in such capacities as of June 26, 1996, which was the end of the last completed fiscal year.



                                           Annual Compensation               Long-term Compensation <F1>
                                       ----------------------------         -----------------------------
                                                                                    Awards
                                                                                   --------


                            Fiscal year                          Other       Restricted             Long-Term   All Other
Name and                    Ended Last                           Annual        Stock                Incentive   Compensa-
Principal Position          Wednesday   Salary<F2>             Compensa-    Award<F3>                 Plan      tion,<F4>
                             in June      ($)      Bonus ($)      tion($)     ($)       Options(#)  Payouts ($)    ($)
- --------------------------------------------------------------------------------------------------------------------------
A. Dano Davis                  1996      376,955    376,955        -            -          -            -         58,863
Chairman of the Board          1995      365,976    351,524        -            -          -            -         49,264
                               1994      365,976    351,524        -            -          -            -         12,004

James Kufeldt                  1996      376,955    376,955        -         182,988       -         132,600      58,700
President                      1995      365,976    351,524        -         182,988     50,000      130,000      55,006
                               1994      365,976    351,524        -         176,800       -            -         13,860

Charles H. McKellar            1996      343,298    274,638        -         133,320       -          96,608      40,063
Executive Vice President       1995      333,299    254,794        -         133,320     40,000       94,714      44,290
                               1994      333,299    254,794        -         128,811       -            -         13,860

Charles E. Winge               1996      199,679    145,741        -          58,159       -          42,144      30,025
Senior Vice President          1995      193,863    115,874        -          58,159     24,000       41,318      28,895
                               1994      193,863    115,874        -          56,192       -            -         10,835

E. T. Walters                  1996      199,679    136,912        -          58,159       -          42,144      29,201
Senior Vice President          1995      193,863    135,182        -          58,159     24,000       41,318      25,762
                               1994      193,863    135,182        -          56,192       -            -         11,315




<F1> Long-term compensation amounts are shown for years in which paid, although earned in the prior year. The summary compensation tables in prior Company proxy statements reflected long-term compensation in the year earned.

<F2> Includes compensation amounts earned during the fiscal year but deferred under the Company's 401(k) plan (except for Mr.  A. Dano Davis in 1994 when he did not participate) and amounts contributed under the Company's Senior
     Corporate Officers' Management Security Plan (Mr.  A. Dano Davis, $7,467; Mr.
     Kufeldt, $9,632; Mr.  McKellar, $9,905; Mr.  Winge, $8,494; and Mr.  Walters,
     $12,900).

<F3> Dividends are paid on restricted shares at the ordinary rate.  Value is determined based upon the closing market price of the Company's Common Stock on the date of grant.  The aggregate of restricted shares held and their value at
     June 26, 1996, were:  Mr.  A. Dano Davis, no shares; Mr.  Kufeldt, 21,558 shares, $754,530; Mr.  McKellar, 15,704 shares, $549,640; Mr.  Winge, 6,852 shares, $239,820; and Mr.  Walters, 6,852 shares, $239,820.  These shares all vest, if at all, over a period of three fiscal years from grant, if certain performance goals are attained.  The values above do not reflect the risk of forfeiture.

<F4> Includes (a) Company contributions to the Company's Profit Sharing Plan of
     $7,568 for each of the named officers; (b) Company matching payments under the
     Company's 401(k) Plan of $2,250 for each of the named officers; and (c) $4,272 of merchandising contest awards for each of Mr.  Winge and Mr.  Walters.  Also includes (a) Company contributions to the Company's Supplemental Retirement Plan
     ("SRP") for the 1995-96 fiscal year of $31,791 for Mr.  Davis, $31,682 for Mr.
     Kufeldt, $16,713 for Mr.  McKellar, $9,652 for Mr.  Winge and $9,101 for Mr.
     Walters and (b) Company matching 401(k) payments under the Company's SRP for the
     1995-96 fiscal year of $17,254 for Mr.  Davis, $17,200 for Mr.  Kufeldt, $13,532
     for Mr.  McKellar, $6,283 for Mr.  Winge and $6,010 for Mr.  Walters.  The
     fiscal year ended June 26, 1996 was the second full year the Company's SRP was in existence.







Option Exercises and Fiscal Year-End Values


The following table sets forth all stock options exercised by the named executives during the fiscal year ended June 26, 1996, and the number and value of unexercised options held by such executive officers at fiscal year end.





                                            Number of Securities       Value of Unexcercised
                                            Underlying Unexercised     in-the-Money
                       Shares       Value   Options at FY-End (#)      Options at FY-End ($)(1)
                     Acquired on  realized ------------------------------------------------------
Name                Exercise (#)     ($)     Exercisable Unexercisable  Exercisable   Unexercisable
- -------------------------------------------------------------------------------------------------

A. Dano Davis          ---         ---         ---           ---          ---            ---
James Kufeldt          ---         ---        75,000        25,000     1,010,938        314,063
Charles H. McKellar   80,000     1,485,000    60,000        20,000       808,750        251,250
Charles E. Winge       ---         ---        36,000        12,000       485,250        150,750
E.T. Walters           ---         ---        36,000        12,000       485,250        150,750








<F1> The closing price of the Company's Common Stock of $35.00 as reported on the New York Stock Exchange composite tape on June 26, 1996, less the exercise price, was used in calculating the value of unexercised options.
     The exercise price is $21.063 per share for the presently exercisable options for 50,000 shares held by James Kufeldt, 40,000 shares held by Charles H.
     McKellar, 24,000 shares held by E. T. Walters and 24,000 shares held by Charles
     E. Winge.  The exercise price is $22.438 per share for the presently exercisable options for 25,000 shares held by James Kufeldt, 20,000 shares held by Charles
     H. McKellar, 12,000 shares held by E. T. Walters and 12,000 shares held by
     Charles E. Winge.  The exercise price is $22.438 per share for all unexercisable options.




LONG-TERM INCENTIVE PLANS AWARDS IN LAST FISCAL YEAR


Restricted Stock Plan. In connection with the Company's Officer Compensation Program, the Company provides its officers with an opportunity to earn shares of the Company's Common Stock through a restricted stock plan. The restricted stock awards are designed to motivate the Company's officers to make decisions and to act in the best interest of the Company's shareholders by having the restricted stock vest when goals for a three-year period are achieved. For the awards made during fiscal year 1995-96 for the period ending in fiscal year 1997-98, goals are based upon improving the Company's customer image score. No award is made for results that are less than the designated threshold. The restricted stock awards granted during fiscal year 1995-96 are listed in the Summary Compensation Table.

Performance Unit Plan. In connection with the Company's Officer Compensation Program, the Company provides its officers with an opportunity to earn additional cash compensation through a performance unit plan. The performance units are designed to reward officers for improvements in specified areas of Company performance for a three-year period. For the awards made during fiscal year 1995-96 for the period ending in fiscal year 1997-98, goals are based upon a matrix of the increase in identical store sales and average sales for stores over 35,000 square feet. No award is made for improvements that are less than the designated threshold. Such performance unit grants, as outlined below, if earned, would be paid in early fiscal year 1998-99 for results in the performance period ending in fiscal year 1997-98.




                                                  Estimated Future Payouts
                    Number of                Under Non-Stock Price-Based Plans
                   Performance   Performance ---------------------------------
                  Units Granted    Period
Name                 Last FY       Covered   Threshold  Target($) Maximum($)
- ----------------- -------------- ----------- ---------  --------- ----------

A. Dano Davis           ---          ---         ---       ---       ---
James Kufeldt        122,510       1996-98       ---     122,510   183,478
Charles H. McKellar   89,257       1996-98       ---      89,257   133,886
Charles E. Winge      38,937       1996-98       ---      38,937    58,406
E.T. Walters          38,937       1996-98       ---      38,937    58,406





REPORT ON EXECUTIVE COMPENSATION


The Company's compensation for its executive officers has developed over the years and reflects the overall compensation philosophy of the Company and the Founding Brothers. The Company's Officer Compensation Program (the "Program") for fiscal year 1995-96 incorporated recommendations of a consultant designed to fairly compensate executives for their performance and contribution to the Company. Overall objectives are to motivate executive officers, as well as other officers, to achieve the Company's long and short-term performance goals and to reward them based in part upon performance of the Company and in part upon their individual contributions to that performance; to motivate such persons to think and act as owners of the Company; to provide levels and forms of compensation to retain high performing executives; and to reinforce the planning and budgeting process of the Company for both short and long-term performance.

The Program includes three parts: (1) base compensation, designed to reflect the overall level of responsibility, the position's risk/reward profile, marketplace salary trends and the performance of the incumbent within the position; (2) annual incentive compensation, a cash bonus with award opportunities tied to the position's potential contribution to performance against predetermined performance goals, with a portion based upon the Company's performance and a portion based upon the performance of the primary area of responsibility of the executive, as well as a discretionary portion to allow adjustments for extraordinary circumstances; and (3) long-term incentive compensation, based upon a restricted stock plan and a performance unit plan. Under the restricted stock plan, grants of restricted stock that pay dividends are given to the Company's officers, but these shares do not vest unless and until certain performance requirements are met over a three-year period. The performance requirements established in fiscal year 1995-96 under the restricted stock plan were based on improving the Company's customer image score. Under the performance unit plan, participants can earn a cash bonus based upon three-year performance goals. The performance goals established in fiscal year 1995-96 under the performance unit plan were based on improvements in certain sales parameters.

For the Chairman of the Board, who is also the Principal Executive Officer, and also for the President and Executive Vice President, the Program is weighted toward long-term compensation. For Senior Vice Presidents, it is approximately equally weighted between long-term and annual compensation. The other executive officers' compensation is weighted toward annual compensation.

The Chairman of the Board and Principal Executive Officer of the Company, Mr.
A. Dano Davis (the "PEO"), for the fiscal year ended June 26, 1996, received a three percent (3%) increase in base compensation from the prior fiscal year. Because of his substantial stock ownership, Mr. Davis again chose not to participate in both the restricted stock and performance unit aspects of the Program's long-term incentive compensation for the 1995-96 fiscal year. Had he participated, the grants made in June of 1995 for fiscal year 1995-96 and later would have been in the amount of approximately $188,478 of value of restricted stock and a maximum performance unit payment of approximately $183,478. Under the concept of the Program, the PEO normally would participate in these plans and if the PEO had participated in fiscal year 1995-96, his compensation would have approximated that of the Company's President, Mr. James Kufeldt, as shown in the Summary Compensation Table on page 8. The provisions of the Key Employee Stock Option Plan do not allow the PEO to participate in that plan.

Both salary increases and annual incentive awards are based in major part on the Company's financial performances for the fiscal years involved. The performance targets for annual incentive award cash bonuses for fiscal year 1995-96 were based upon sales volume and pre-tax return on sales and on the position held by each participating officer. The cash bonuses could range from 0 to 200% of "target" awards for specific performance goals. For the PEO, the target involved a matrix of increases in average store sales and earnings before income tax as a percentage of sales. For the fiscal year 1995-96, the compensation levels for the PEO and named executives were determined for both base compensation and cash bonus targets by the Compensation Committee in June 1995. The restricted stock and performance unit awards and performance goals for the fiscal year 1995-96 were established by the Compensation Committee upon recommendations of the Long-Term Officer Compensation Committee. The performance goals for restricted stock issued in fiscal year 1995-96 focused on improving the Company's customer image score. The performance goals for performance units issued in fiscal year 1995-96 focused on increasing identical store sales and average sales for stores over 35,000 square feet.

Also included in the Company's compensation for its executive officers are various employee benefits. Generally, the benefits offered to such persons serve a different purpose than do the other components of compensation. In general, these benefits provide protection against financial loss that can result from illness, disability or death. Benefits offered to these employees are mainly those that are offered to the Company's other employees, with some variation primarily to promote tax efficiency and replacement of benefit opportunities lost due to regulatory limits.

In 1993, Congress enacted Section 162(m) of the U. S. Internal Revenue Code of 1986, as amended (the "Code"), effective for tax years beginning in 1994.
Section 162(m) precludes a public corporation from taking a federal income tax deduction for compensation paid in excess of $1 million per year to a "covered employee." A "covered employee" under Section 162(m) is the Chief Executive Officer on the last day of the taxable year and any other officer who is among the four highest compensated officers (other than the Chief Executive Officer) as reported in the proxy statement. Generally, this would include the Company's Chairman of the Board and Principal Executive Officer and the four other officers named each year in the Summary Compensation Table in the Proxy Statement.

The $1 million limit on deductibility does not apply to compensation that meets the requirements for "qualified performance-based compensation" under regulations adopted under the Code. In order for compensation to qualify as performance-based the following conditions must be met: (i) the compensation must be paid solely on account of the attainment of one or more pre-established, objective performance goals, (ii) the performance goals must be established in a timely manner by a compensation committee comprised solely of two or more outside directors, (iii) the material terms of the performance goals must be disclosed to and approved by the shareholders, and
(iv) the compensation committee must certify in writing prior to payment of the compensation (other than stock option exercises) that the performance goals and any material terms were in fact satisfied.

The Compensation Committee determined that the incentive compensation of the "covered employees" of the Company should be structured to qualify as "qualified performance-based compensation" so that such compensation can qualify for full tax deductibility under the Code. As a result, the Compensation Committee recommended that the material terms of the performance goals of the Annual Incentive Plan, the Performance Unit Plan and the Restricted Stock Plan of the Program, and the material terms of the performance goals of the Key Employee Stock Option Plan, all as set forth in Proposal 2, be approved by the shareholders.

This report is submitted by the members of the Compensation Committee:  Radford
D. Lovett, Chairman; Armando M. Codina; Carleton T. Rider; and Julia B. North.




COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION


Prior to April 17, 1996, the Compensation Committee in fiscal year 1995-96 included as members Mr. James Kufeldt, President of the Company, and Mr. A. Dano Davis, Chairman of the Board of Directors and Principal Executive Officer of the Company. During that time period, the Chairman was Mr. David F. Miller. Mr. Miller and his son own controlling interests in PureIce of the South, Inc. and Quality Food Equipment Distributors. During fiscal year 1995-96, the Company purchased ice and equipment in the amount of $3,427,270 from those companies. No similar relationship existed between the Company and the members of the Compensation Committee as reconstituted on April 17, 1996. During the most recently completed fiscal year, no executive officer of the Company served as a director of, or as a member of the compensation or equivalent committee of, another entity one of whose executive officers served on the Company's Compensation Committee or as a director of the Company.



Stock Performance Graph

The following graph sets forth the yearly percentage change in the cumulative total shareholder return on the Company's Common Stock during the preceding five fiscal years ended June 26, 1996, compared with the cumulative total returns of the S & P 500 Index and the S & P Retail (Food Chains) Index. The comparison assumes $100 was invested on June 26, 1991 in the Company's
Common Stock and in each of the foregoing indices and assumes reinvestment of dividends.




               COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
              AMONG WINN-DIXIE STORES, INC., THE S & P 500 INDEX
                 AND THE S & P RETAIL (FOOD CHAINS) INDEX (1)




                      Measurement
                           Pt.      FYE      FYE       FYE       FYE       FYE
                        6/26/91   6/24/92  6/30/93   6/29/94   6/28/95   6/26/96
                        -------   -------  -------   -------   -------   -------

Winn-Dixie                 $100   $120.26  $153.75   $121.35   $166.74   $211.23


S & P Retail (Food Chains) $100    $90.27  $112.65   $109.61   $133.24   $184.52


S & P 500 Index            $100   $113.41  $128.87   $130.68   $164.75   $207.59




Assumes Initial Investment of $100 and reinvestment of dividends
Note:  Total Returns Based on Market Capitalization


Data and chart furnished by Zacks Investment Research, Inc.


(1)
Includes the following companies: RETAIL (FOOD CHAINS)--Albertson's, American Stores, Giant Food Class A, Great A&P, Kroger and Winn-Dixie.



INTEREST OF MANAGEMENT IN CERTAIN TRANSACTIONS


American Heritage Life Insurance Company (the "Insurance Company") is a wholly owned subsidiary of American Heritage Life Investment Corporation, of which Messrs. A. Dano Davis, Robert D. Davis and Radford D. Lovett are directors. The Company is self-insured for purposes of employee group, medical, accident and sickness insurance, with the Insurance Company providing administrative services and expenses. During the fiscal year ended June 26, 1996, the Company paid the Insurance Company $3,201,936 for administrative services, state premium taxes, and expenses of the group medical and accident plan. The Company also paid $10,597,197 in net premiums on life insurance policies and $11,201,365 in interest on policy loans to fund the corporate senior officers management security plan for 33 officers (including 22 executive officers) and a similar contributory plan for 578 other eligible key management personnel. The plans also provide benefits to former participants who have retired and beneficiaries of deceased participants.

During the fiscal year ended June 26, 1996, the Company purchased ice and equipment in the amount of $3,427,270 from entities in which Mr. David F. Miller and his son own a controlling interest.

In the fiscal year ended June 26, 1996, the Company received payments from D.D.I., Inc., a corporation controlled by the Davis Family, in the aggregate amount of $159,600 for group insurance, office rentals and related expenses, and legal services.



AGREEMENT OF SHAREHOLDERS OF D.D.I., INC.


On April 19, 1989, an Agreement of Shareholders (the "Agreement") was entered into by a Florida corporation now known as D.D.I., Inc. ("DDI") and its shareholders to make provision for future disposition, voting and transfer of its shares. DDI, which, as of June 30, 1996, owned directly and indirectly 40,817,609 shares of Common Stock of the Company, is controlled by the Davis Family. Such shares are included in the Davis Family holdings shown on page 4 hereof.

Subject to certain exceptions, the Agreement prohibits disposition of DDI shares by a DDI shareholder except with the written consent of DDI and all other DDI shareholders. If any DDI shareholder desires to make a disposition of shares of DDI, such person must offer the shares to DDI, and if DDI does not purchase all of the shares, then to the other DDI shareholders. The
Agreement also restricts transfers in the event of death, divorce, change in beneficial interest in a trust or involuntary disposition; and sets out procedures for establishing fair market value, termination of the Agreement, selection of a Board of Directors of DDI; and increasing the capital surplus of DDI if necessary to purchase DDI shares.

DDI shareholders who are parties to the Agreement include Robert D. Davis, A. Dano Davis, T. Wayne Davis, and Charles P. Stephens, spouses, children, grandchildren, relatives, in-laws, trusts for the benefit of Davis Family members, and corporations and other entities controlled by them.



PROPOSAL 2 - APPROVAL OF INCENTIVE COMPENSATION PERFORMANCE GOALS UNDER COMPANY
             PLANS


General

To comply with Section 162(m) of the Code, the Company has included this proposal for shareholder approval of the material terms of the incentive compensation performance goals of the Annual Incentive Plan, the Performance Unit Plan, the Restricted Stock Plan and the Key Employee Stock Option Plan.

Section 162(m) precludes a public corporation from taking a federal income tax deduction for compensation paid in excess of $1 million per year to a "covered employee." A "covered employee" under Section 162(m) is the Chief Executive Officer on the last day of the taxable year and any other officer who is among the four highest compensated officers (other than the Chief Executive Officer) as reported in the proxy statement. Generally, this would include the Company's Principal Executive Officer and the four other officers named each year in the Summary Compensation Table in the Proxy Statement.

The $1 million limit on deductibility does not apply to compensation that meets the requirements for "qualified performance-based compensation" under regulations adopted under the Code. In order for compensation to qualify as performance-based the following conditions must be met: (i) the compensation must be paid solely on account of the attainment of one or more pre-established, objective performance goals, (ii) the performance goals must be established in a timely manner by a compensation committee comprised solely of two or more outside directors, (iii) the material terms of the performance goals must be disclosed to and approved by the shareholders, and (iv) the compensation committee must certify in writing prior to payment of the compensation (other than stock option exercises) that the performance goals and any material terms were in fact satisfied.

The Compensation Committee determined that the incentive compensation of the "covered employees" of the Company should be structured to qualify as "qualified performance-based compensation" so that such compensation can qualify for full tax deductibility under the Code. The material terms of the performance goals of the Annual Incentive Plan, the Performance Unit Plan, the Restricted Stock Plan and the Key Employee Stock Option Plan, as set forth below, are thus included in this proposal for shareholder approval.



The Annual Incentive Plan

The Annual Incentive Plan is administered by the Compensation Committee which is composed of two or more outside directors. Eligible employees include the PEO, President and other officers of the Company. Award opportunities are expressed as a percent of salary, the highest of which pertains to the PEO and President positions. At a target performance result, the PEO and President can receive a bonus payment of 50% of their present salary, and at a maximum performance result the PEO and President can receive a bonus payment of 100% of their present salary. Other eligible employees have defined target award levels at lower percentages of base salary (i.e., 40%, 30%, 25%, etc.). Because Section 162(m) of the Code requires a stated maximum award either as a dollar amount or as a percent of the total amount funded, the maximum annual payment to any individual under this plan is limited to $1 million, which is significantly greater than any past or anticipated individual award.

The performance criteria under the Annual Incentive Plan for funding purposes are established at the beginning of each fiscal year based on a business plan, and they are reviewed and approved by the Compensation Committee. The measures approved for fiscal year 1996-97 at the corporate level are those of (1) sales volume and (2) return on sales. The former is expressed as increases in average store sales and the latter in the form of pretax earnings as a percent of sales.

At the business unit level, either (1) division sales volume and pretax profit as a percent of sales or (2) sales volume and retail and warehouse gross profits are used. The measures used may change from year to year based upon the business plan, but are likely to continue to include both a growth and a profit goal for the Company, as well as the various business units. In all instances, they will be reviewed and approved by the Compensation Committee within the first quarter of each fiscal year.

While eligible employees under the Annual Incentive Plan, other than the PEO, President, and Executive Vice President have 20-33.3% of their incentive opportunity based upon an assessment of their individual contribution to the Company's financial results, the application of any such discretion will not result in an aggregate incentive expenditure in excess of the amount generated by the pre-established funding formula. The Compensation Committee shall certify in writing prior to payment of the compensation, that the performance goals and any other material terms were in fact satisfied.


The Performance Unit Plan

The Performance Unit Plan is also administered by the Compensation Committee. Eligible employees include the PEO (although he has elected not to participate in the past), the President and other officers of the Company. Award opportunities are expressed as contingent units and the number granted to each eligible employee is based upon his or her respective level of responsibility within the Company.

The value of granted contingent units is based upon the attainment of pre-established performance goals expressed as threshold, target and maximum levels, which are reviewed and approved by the Compensation Committee within the first quarter of each three-year performance period. The specific measures approved for the three-year performance period beginning fiscal year 1996-97 are: (1) improvement in identical store sales, and/or (2) improvement in average store sales for all stores. The measures used may change from three-year performance period to three-year performance period based upon the Company's strategic plan, but are likely to continue to include measures related to sales growth.

The final dollar value of contingent units granted to any participant under the Performance Unit Plan can vary from $0 if the threshold performance goals are not met to $50 per unit at threshold, $100 per unit at target, and a maximum of $150 per unit if the maximum performance goals are met. The final dollar value of contingent units will be determined by a standard method of interpolation for performance results that fall either between: (1) threshold and target or (2) target and maximum. Based upon the grant award guideline, the maximum cash award potential to any participant is less than 50% of the participant's salary at the time the contingent units are granted. Because section 162(m) of the Code requires that a maximum award amount be established either as a dollar amount or as a percent of the total amount funded; the maximum payment at the end of each three-year performance period to any individual is limited to $500,000, which is significantly greater than any past or anticipated individual award.

No discretionary adjustments can be made to either: (1) the value of contingent units, or (2) the number of units granted to any individual during or at the conclusion of any given three-year performance period. The Compensation Committee shall certify in writing, prior to payment, that the performance goals and any other material terms were in fact satisfied.



The Restricted Stock Plan

The Restricted Stock Plan is administered by the Compensation Committee. Eligible employees include the PEO (although he has elected not to participate in the past), the President, and other officers. In the past, grants have been made to approximately 35 employees each year. Thus, eligibility is likely to remain under 50 employees each year. The maximum award grant to any individual in any given year is limited to not more than 10,000 shares, which is significantly greater than any past or anticipated individual award.

Each grant is conditioned upon (1) the fulfillment of a three-year continuing employment obligation and (2) the fulfillment of a three-year Company performance obligation that is reviewed and approved by the Compensation Committee within the first quarter of each three-year performance period. In the past, the performance obligation has been stated as a threshold return on equity, a threshold return on capital, an increase in an average customer order size and/or an improvement in the Company's customer image score as determined by an independent consultant and approved by the Compensation Committee. It is anticipated that one or more of these or similar measures will continue to serve as the basis to determine whether granted restricted shares will vest at the end of each three-year performance period. The performance obligation for the three-year performance period beginning fiscal year 1996-97 is based upon obtaining an increased average customer order size.

Grants are also conditioned by the fact that no discretionary adjustments can be made to either: (1) the value of the restricted shares or (2) the number of restricted shares granted to any individual during or at the conclusion of any given three-year vesting period. The Compensation Committee shall certify in writing prior to the vesting of such restricted shares, that the performance goals and any other material terms were in fact satisfied.



The Key Employee Stock Option Plan

The Key Employee Stock Option Plan provides for grants of stock options to employees who are members of the Executive Committee of the Company, other than the Chairman of the Board, or who are Division Presidents. The plan is administered by the Compensation Committee and is limited to the granting of stock options at no less than the fair market value of a share at its time of grant. The plan provides for an exercise period as to options granted after June 1, 1994, of not later than January 15th following the sixth fiscal year after the grant, but in no event later than January 15, 2011. Exercisability is conditioned upon the attainment of a minimum return on equity in any given year (e.g., 50% of the option shares become exercisable whenever the annual Return on Equity is 20% or more and the remainder can be exercised upon meeting this threshold for a second consecutive year).

In order to determine the number of option shares to be granted to an individual, a method of assigning a present value to a Winn-Dixie stock option is utilized. This then is applied to a targeted grant value as a percent of salary wherein the position's impact on longer term results is a primary consideration. The maximum number of shares granted to an individual will not exceed 50,000 per year, which is substantially more than what has ever been granted to any individual in the past.

The Board of Directors recommends a vote FOR Proposal 2.




PROPOSAL 3 - AMENDMENT TO THE REVISED WINN-DIXIE STOCK PURCHASE PLAN FOR
             EMPLOYEES


The Company has in effect the Revised Winn-Dixie Stock Purchase Plan for Employees (the "Employee Stock Purchase Plan") under which the Company may grant options to eligible employees. The exercise price per share, in the case of each option granted, shall be determined by a committee of the Board of Directors (the"Committee") and shall not be less than the greater of 85% of the fair market value of the Company's Common Stock on the date such option is granted or one dollar. Eligible employees include those employees who (i) have been employed by the Company or a subsidiary of the Company for at least one year prior to the date of the grant of such options, (ii) are of legal age to purchase stock in the state of their residences and (iii) are actively employed by the Company or a subsidiary of the Company at the date of the grant of such options (the "Eligible Employees").

At the 1995 Annual Meeting of Shareholders, the shareholders approved an amendment to the Employee Stock Purchase Plan to increase the total number of shares available under the Employee Stock Purchase Plan by 1,000,000 shares. This provided a balance of 1,265,564 shares available for future offerings under the Employee Stock Purchase Plan. In October 1995, following the annual meeting, the Company offered options to the Eligible Employees and, as a result of a very positive response from the Eligible Employees, 1,069,251 shares were purchased for an aggregate purchase price of $54,531,801. After adjusting for that offering and the 2-for-1 stock split of the Company's Common Stock on November 30, 1995, a balance of 392,626 shares remains for future offerings under the Employee Stock Purchase Plan, which amount is insufficient for future offerings. Therefore, on April 17, 1996, the Board of Directors approved an amendment to the Employee Stock Purchase Plan, subject to approval by the shareholders, to increase the total number of shares available under the Employee Stock Purchase Plan by 2,000,000 shares. As so amended, the total number of shares available under the Employee Stock Purchase Plan would be increased from 34,173,236 to 36,173,236 (adjusted for the stock split), of which 33,780,610 shares previously have been issued, leaving a balance of 2,392,626 shares for future offerings.

Accordingly, the Company's shareholders are being asked to approve the authorization of an additional 2,000,000 shares of the Company's Common Stock for issuance under the Employee Stock Purchase Plan and to approve the language clarifying that in the event the Company's Common Stock shall be split up, divided or otherwise reclassified into a greater number of shares or any other class, then the maximum number of shares of common stock available under the Employee Stock Purchase Plan shall be correspondingly increased. Since under certain federal tax regulations any change in the aggregate number of shares that may be issued under the Employee Stock Purchase Plan will be considered to have created a new plan requiring shareholder approval within 12 months of such change, the shareholders also are being asked to reapprove and readopt the Employee Stock Purchase Plan as previously approved and adopted by them, as further amended by the amendment increasing the number of shares that may be issued under the Employee Stock Purchase Plan and clarifying that the maximum number of shares of common stock available under the Employee Stock Purchase Plan shall be correspondingly increased if the Company's Common Stock is split up, divided or otherwise reclassified into a greater number of shares. In the event the Company's shareholders do not adopt the amendment containing the clarification language and increasing the number of shares that may be issued under the Employee Stock Purchase Plan, such amendment shall become null and void, and the Employee Stock Purchase Plan, as in effect prior to the amendment, shall continue in full force and effect.


Description of Employee Stock Purchase Plan

The following summary of the Employee Stock Purchase Plan, as amended, is qualified in its entirety by reference to the text of the Employee Stock Purchase Plan, as amended, which is attached hereto as Exhibit A. The Committee determines on the first business day of each month whether or not to grant options for that month and, if options are to be granted, what the option price per share shall be. If any options are granted for any month, options are granted to all Eligible Employees. Subject to the share limitations of the Employee Stock Purchase Plan, each Eligible Employee is granted an option to purchase up to 6,000 shares of stock less the number of shares previously purchased by the employee during the calendar year in which such option is granted. In addition, there are other limitations required by law with respect to employees to whom options may be granted and as to the number of shares which may be covered by such options. The options, and the corresponding right to purchase the Company's Common Stock, expire at the close of business on the last business day of the month in which the options were granted. Because all Eligible Employees have the same ability to participate in the Employee Stock Purchase Plan and the decision to take advantage of that ability is dependent upon the individual investment decisions of the Eligible Employees, it is not possible to determine the benefits that the executive officers of the Company will receive under the Employee Stock Purchase Plan.

Eligible Employees may exercise their rights under the Employee Stock Purchase Plan by executing a subscription agreement (the "Subscription Agreement") and
(i) tendering the full cash purchase price or (ii) tendering at least $1.00 per share and executing and delivering a promissory note (the "Promissory Note") payable to the Company for the balance of the purchase price. Eligible Employees may purchase up to 50 shares by executing and delivering a non-interest bearing Promissory Note and, subject to approval by the Committee in its discretion from time to time at the time of granting options, up to 25 shares by executing and delivering an interest bearing Promissory Note, the terms of which are determined by the Committee.

The Subscription Agreement provides that any shares purchased pursuant to the Employee Stock Purchase Plan must first be tendered to the Company before such shares can be sold. If such tender occurs within two years of the purchase of the shares, the Company may purchase the shares so tendered for the same price that the Eligible Employee paid for the shares. If such tender occurs more than two years after the purchase of the shares, the Company may purchase the shares so tendered for the market price of such shares. If the Company does not accept the tender of the shares, the shares may be sold free of any restrictions or limitations.

The maximum number of shares that may be sold pursuant to the Employee Stock Purchase Plan, as well as the number of shares that may be purchased pursuant to the exercise of any option outstanding thereunder, are subject to anti-dilution provisions in the event of stock splits, certain stock dividends and similar events. Options granted pursuant to the Employee Stock Purchase Plan may not be sold, pledged, assigned or transferred by their holders. Upon the death of such holder, the option immediately ceases and terminates.

The Board of Directors has the power, among other things, to add to, amend or repeal any of the provisions of the Employee Stock Purchase Plan, to suspend its operation for any period or to terminate it in whole or in part, but no such addition, amendment, repeal, suspension or termination may in any way affect the rights of the holders of outstanding options to purchase shares of Common Stock in accordance with the provisions of such options.

Unless authorized or ratified by the shareholders of the Company, no amendment to the Employee Stock Purchase Plan may become effective that will (i) change the method of determining the aggregate number of shares available thereunder,
(ii) permit the granting of options to persons other than Eligible Employees,
(iii) change the minimum option price or (iv) eliminate the transfer restrictions on the options.


Federal Income Tax Consequences

For federal income tax purposes, an employee will not realize income at the date of grant or date of exercise. If no disposition of such shares is made within two years of the date of grant or within one year from the date of exercise, then upon subsequent disposition of the stock, ordinary income will be realized by the employee to the extent of the lesser of (i) the amount by which the fair market value at such disposition exceeds the price paid, or (ii) the amount by which the fair market value on the date of grant exceeds the option price. Any further gain will be capital gain. No income tax deduction will be allowed the Company for shares transferred to an employee, provided such shares are held for the periods described above. If the shares are disposed of within the periods described above, the employee will recognize ordinary income for the taxable year of the disposition equal to the excess of the fair market value of the shares on the date of exercise over the price paid, and the Company will, generally, be entitled to a deduction equal to the amount of ordinary income recognized by the employee.


General Information

The net proceeds of sales of Common Stock sold pursuant to the Employee Stock Purchase Plan will be added to the general funds of the Company. The Company is unable to state at this time for what purposes such proceeds may be used other than as working capital.

At June 30, 1996, the Company and its wholly owned subsidiaries had approximately 126,000 employees of whom approximately 71,309 (including 21 executive officers, 2 of whom are also Directors of the Company) were eligible to participate under the Employee Stock Purchase Plan.

Following is a tabulation showing, with respect to each grant of options pursuant to the Employee Stock Purchase Plan since the fiscal year ended June 30, 1993, (i) the number of shares of Common Stock purchased by all employees,
(ii) the aggregate purchase price of the shares so purchased and (iii) the aggregate market value of the shares so purchased at the date of each such grant:


                     Number          Aggregate          Aggregate
Month of           Of Shares          Purchase            Market
Employee Sale      Purchased           Price              Value
- ---------------   -----------       -------------     -------------

October 1994         602,546         $25,909,478       $30,240,277
October 1995       1,069,251         $54,531,801       $63,954,575





Of the shares referred to above, persons who are now executive officers (including officers who are now also Directors of the Company), purchased 7,470 shares in 1994 at an aggregate exercise price of $321,210 and 6,288 shares in 1995 at an aggregate exercise price of $320,688. Subsequent to the purchases under the Employee Stock Purchase Plan, on November 30, 1995, the Company's Common Stock underwent a 2-for-1 stock split.

The closing price of the Company's Common Stock as reported on the New York Stock Exchange Composite Listing on June 28, 1996, was $35.375 per share. The market value of the 392,626 shares remaining available for sale under the Employee Stock Purchase Plan on that date was $13,889,144.

The Board of Directors recommends a vote FOR Proposal 3.




PROPOSAL 4 - RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS


Action is to be taken at the Annual Meeting of Shareholders with respect to the ratification of the appointment by the Board of Directors of the Company of KPMG Peat Marwick LLP as independent public accountants to audit the books of the Company for the fiscal year commencing June 27, 1996. KPMG Peat Marwick LLP has been regularly employed by the Company for many years to examine its books and accounts, and for other purposes, for which services their customary fees have been paid.

Representatives of KPMG Peat Marwick LLP are expected to be present at the Annual Meeting and will have an opportunity to make such statements as they may desire. Such representatives are expected to be available to respond to appropriate questions from shareholders.

The Board of Directors recommends a vote FOR Proposal 4.




SHAREHOLDER PROPOSALS FOR 1997 ANNUAL MEETING


In order to be presented at the Company's 1997 Annual Meeting of Shareholders, a shareholder proposal must be received at the principal office of the Company, 5050 Edgewood Court, Jacksonville, Florida 32254-3699, by May 2, 1997.



MISCELLANEOUS


The Company's audited financial statements and certain other financial information for its fiscal year ended June 26, 1996, are included as pages F-1 to F-18, inclusive, annexed to this Proxy Statement.

As of the date of this Proxy Statement, Management does not know of any other matter that will come before the meeting. In the event that any other matter properly comes before the meeting, the persons named in the enclosed form of proxy intend to vote all proxies in accordance with their judgment on such matter.



By Order of the Board of Directors


Judith W. Dixon
Secretary

August 30, 1996



EACH SHAREHOLDER IS URGED TO EXECUTE AND RETURN THE ENCLOSED PROXY PROMPTLY. IN THE EVENT A SHAREHOLDER DECIDES TO ATTEND THE MEETING, HE OR SHE MAY, IF SO DESIRED, REVOKE THE PROXY AND VOTE HIS OR HER SHARES IN PERSON.

            WINN-DIXIE STORES, INC. AND SUBSIDIARIES
          INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


Selected Financial Data                                                    F-1

Management's Discussion and Analysis of Financial Condition
  and Results of Operations                                                F-2

Consolidated Financial Statements and Supplemental Data:

     Independent Auditors' Report                                          F-4

     Report of Management                                                  F-4

     Consolidated Statements of Earnings, Years ended
      June 26, 1996, June 28, 1995 and June 29, 1994                       F-5

     Consolidated Balance Sheets, June 26, 1996 and June 28, 1995          F-6

     Consolidated Statements of Cash Flows, Years ended
      June 26, 1996, June 28, 1995 and June 29, 1994                       F-7

     Consolidated Statements of Shareholders' Equity, Years ended
      June 26, 1996, June 28, 1995 and June 29, 1994                       F-8

     Notes to Consolidated Financial Statements                            F-9

                                                      SELECTED FINANCIAL DATA
                                                   1996   1995    1994   1993<F1> 1992
                                              Dollars in millions except per share data
Sales
 Net sales . . . . . . . . . .               $   12,955 11,788  11,082  10,832  10,337
 Percent increase. . . . . . .                      9.9    6.4     2.3     4.8     2.6
 Average annual sales per store .            $     11.0   10.0     9.6     9.4     8.7
Earnings Summary
 Gross profit. . . . . . . . .               $    3,093  2,723   2,534   2,446   2,360
  Percent of sales . . . . . .                     23.9   23.1    22.9    22.6    22.8
 LIFO charge (credit). . . . .               $       10      7      (2)      1     (11)
 Operating and administrative expenses.      $    2,803  2,462   2,270   2,197   2,137
  Percent of sales . . . . . .                     21.6   20.9    20.5    20.3    20.7
 Net earnings. .. . . . . . .                $      256    232     216     236     196
  Per Share. . . . . . . . . .               $     1.69   1.56    1.45    1.56    1.28
 Percent of net earnings to sales. . .              2.0    2.0     2.0     2.2     1.9
 Percent of net earnings to average equity.        19.9   20.3    21.2    24.6    21.9
EBITDA . . . . . . . . . . . .               $    656.9  569.3   520.2   522.9   469.9
Dividends
 Dividends paid. . . . . . . .               $    134.0  116.5   107.4   100.5    92.0
 Percent of net earnings . . .                     52.4   50.2    49.7    42.5    46.9
 Per share (present rate $0.96) .            $     .885    .78     .72     .66     .60
Common Stock (WIN)
 Total shares outstanding (000,000). .            151.7  151.1   148.4   150.0   153.8
  NYSE-Stock price range
  Common - High. . . . . . . .               $    38.38  28.94   33.88   39.88    22.32
                  Low. . . . .               $    28.06  21.32   21.75   20.82    17.32
Financial Data
 Cash flow information:
  Net cash provided by operating activities .$    559.4  416.4   436.3   213.0    338.3
  Net cash used in investing activities . . .$    390.4  381.5   214.7    81.4    216.9
  Net cash used in financing activities . . .$    167.3   35.9   212.4   128.7    109.2
 Capital expenditures, net . .               $    362.0  371.6   277.7   194.8    164.5
 Depreciation and amortization. .            $    248.3  200.9   157.4   141.1    126.9
 Working capital . . . . . . .               $    388.7  414.9   486.2   540.0    539.4
 Current ratio . . . . . . . .                      1.4    1.4     1.6     1.6      1.7
 Total assets. . . . . . . . .               $    2,649  2,472   2,145   2,058    1,966
 Obligations under capital leases. . .       $       61     78      85      87       90
 Shareholders' equity. . . . .               $    1,342  1,231   1,056     980      941
 Book value per share. . . . .               $     8.85   8.14    7.12    6.54     6.12
Stores
 In operation at year-end. . .                    1,178  1,175   1,159<F2>1,151   1,189
 Opened and acquired during year.                    61    108      60      40       35
 Closed or sold during year. .                       58     92      66      78       53
 Enlarged or remodeled during year . .              128     86      87      73       65
 New/enlarged/remodeled in last five years. .       743    654     535     475      464
  Percent to total stores in operation. . . .      63.1   55.7    46.2    41.3     39.0
 Year-end retail square footage (000,000) . .      45.7   43.8    40.7    39.0     38.6
 Average store size at year-end (000).             38.8   37.3    35.1    33.9     32.4
Other Year-end Data
 Associates (000). . . . . . .                      126    123     112     105      102
 Shareholder accounts (000). .                     56.3   44.8    39.5    41.4     42.8
 Shareholders per store. . . .                       48     38      34      36       36
Taxes
 Federal, state and local. . .            $         288    261     261     255      233
 Per share . . . . . . . . . .            $        1.90   1.75    1.75    1.68     1.52

<F1> 53 Weeks
<F2> Includes 14 stores from Bahamas consolidation

                                  F-1

Management's Discussion and Analysis of
Financial Condition and Results of Operations

Results of Operations.

Sales for 1996 were $13.0 billion, compared to $11.8 billion for 1995 and $11.1 billion for 1994. This reflects a 9.9%, 6.4% and 2.3% increase in sales per year for 1996, 1995 and 1994, respectively. Average weekly store sales increased 8.4%, 6.8% and 5.0% for each of the last three fiscal years, while comparable store sales increased 4.4%, 3.0% and 2.0% per year for 1996, 1995 and 1994, respectively. Fourth quarter sales were $3.0 billion, $2.9 billion and $2.6 billion for 1996, 1995 and 1994, respectively. For the fourth quarter, average store sales increased 4.5% in 1996, 9.5% in 1995 and 3.6% in 1994. Comparable store sales for the fourth quarter increased 1.7%, 3.8% and 1.4% in 1996, 1995 and 1994, respectively.

In fiscal year 1996, the Company opened and acquired 61 stores averaging 48,500 square feet, enlarged or remodeled 128 stores and closed 58 stores, averaging 29,400 square feet.

As a percent of sales, gross profit margins were 23.9%, 23.1% and 22.9% in fiscal 1996, 1995 and 1994, respectively. The increase in gross profit margins is a result of an improved inventory mix in our larger stores.
Approximately 91% of the Company's inventories are valued under the LIFO (last-in, first-out) method. The LIFO calculations resulted in a $9.9 million pre-tax decrease in gross profit in 1996, a pre-tax decrease in gross profit of $7.3 million in 1995 and a pre-tax increase in gross profit of $2.0 million in 1994.

Operating and administrative expenses, as a percent of sales, were 21.6%, 20.9% and 20.5% in fiscal 1996, 1995 and 1994, respectively. Our major increases in operating and administrative expenses are due to a higher payroll percentage in our larger stores, advertising, insurance premiums, occupancy cost and depreciation expense.

Cash discounts and other income amounted to $118.0 million, $106.9 million and $98.1 million in 1996, 1995 and 1994, respectively. The increase in 1996 and 1995 is due to an increase in cash discounts resulting from an increase in purchases of merchandise for resale and gains from the disposal of capital assets. Gains (losses) on the sales of securities and other assets amounted to none for 1996 and 1995 compared to $(3.2) million in 1994. Investment income amounted to $0.6 million, $0.5 million and $4.0 million in fiscal 1996, 1995 and 1994, respectively.

Interest expense totaled $21.2 million, $14.3 million and $14.3 million in fiscal 1996, 1995 and 1994, respectively. Interest expense primarily reflects a computation of interest on capital lease obligations and short-term borrowings. The 1996 increase in other interest expense is due to an increase in short-term borrowings.

Earnings before income taxes were $387.3 million, $354.0 million and $348.5 million in fiscal 1996, 1995 and 1994, respectively. The 1996 increase in pre-tax earnings is primarily a result of an increase in operating income.
The 1995 increase is the result of an increase in gross profit margin from a
better inventory mix and an increase in cash discounts and other income.   The
effective income tax rates were 34.0%, 34.4% and 38.0% for fiscal 1996, 1995 and 1994, respectively.

Net earnings amounted to $255.6 million, or $1.69 per share for 1996, $232.2 million, or $1.56 per share for 1995 and $216.1 million, or $1.45 per share for 1994. The LIFO calculations decreased net earnings by $6.0 million, or $0.04 per share in 1996, decreased net earnings by $4.6 million, or $0.03 per share for 1995 and increased net earnings by $1.1 million, or $0.01 per share for 1994.

Liquidity and Capital Resources.

The Company's financial condition remains sound and strong at year end. Cash and cash equivalents amounted to $32.2 million, $30.4 million and $31.5 million
at the end of  fiscal years 1996, 1995 and 1994, respectively.   Cash provided
by operating activities amounted to $559.4 million in 1996, $416.4 million in 1995 and $436.3 million in 1994.

Net capital expenditures totaled $362.0 million, $371.6 million and $277.7 in fiscal 1996, 1995 and 1994, respectively. These expenditures were for new store locations, store enlargements and remodelings, and the expansion of warehouse facilities. Total capital investment in Company retail and support facilities, including operating leases, is estimated to be $600 million in 1996 and projected to be $750 million in 1997. The Company has no material construction or purchase commitments outstanding as of June 26, 1996.

Working capital amounted to $388.7 million and $414.9 million at the end of fiscal years 1996 and 1995, respectively. Inventories on a FIFO (first-in, first-out) basis increased $29.4 million in 1996 and $108.0 million in 1995. The increase is primarily due to the increase in the number of stores and our store enlargement program, both in 1996 and 1995.

The Company has an authorized $300 million commercial paper program. In support of this program, or as an independent source of funds, the Company also has $340 million of short-term lines of credit. These lines of credit are available at any time during the year and are renewable on an annual basis. There were no amounts outstanding against the bank lines of credit at the end of 1996 as compared to $5.0 million at the end of 1995. There was $110.0 million in commercial paper outstanding at the end of 1996, compared to $125.0 million in commercial paper outstanding at the end of 1995. The average interest rate on the commercial paper outstanding on June 26, 1996 was 5.5% as compared to 6.1% on June 28, 1995.

Excluding capital lease obligations, the Company had no outstanding long-term debt as of June 26, 1996 or June 28, 1995.

The Company's cash flow from operations and available credit facilities are considered adequate to fund both the short-term and long-term capital needs of the Company.

The Company is a party to various proceedings arising under federal, state and local regulations protecting the environment. Management is of the opinion that any liability which might result from any such proceedings will not have a material adverse effect on the Company's consolidated earnings or financial position.

Impact of Inflation.

Winn-Dixie's primary costs, inventory and labor, increase with inflation. Recovery of these costs has to come from improved operating efficiencies and, to the extent permitted by our competition, through improved gross profit margins.

                  INDEPENDENT AUDITORS' REPORT


The Shareholders and the Board of Directors
Winn-Dixie Stores, Inc.:

We have audited the accompanying consolidated balance sheets of Winn-Dixie Stores, Inc. and subsidiaries as of June 26, 1996 and June 28, 1995, and the related consolidated statements of earnings, shareholders' equity, and cash flows for each of the years in the three-year period ended June 26, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Winn-Dixie Stores, Inc. and subsidiaries at June 26, 1996 and June 28, 1995, and the results of their operations and their cash flows for each of the years in the three-year period ended June 26, 1996, in conformity with generally accepted accounting principles.

                                          KPMG  Peat Marwick LLP
                                          Certified Public Accountants
Jacksonville, Florida
July 29, 1996


                      REPORT OF MANAGEMENT


The Company is responsible for the preparation, integrity and objectivity of the consolidated financial statements and related information appearing in the Annual Report. The consolidated financial statements have been prepared in conformity with generally accepted accounting principles applied on a consistent basis and include amounts that are based on management's best estimates and judgments.

Management is also responsible for maintaining a system of internal controls that provides reasonable assurance that the accounting records properly reflect the transactions of the Company, that assets are safeguarded and that the consolidated financial statements present fairly the financial position and operating results. As part of the Company's controls, the internal audit staff conducts examinations in each of the retail and manufacturing divisions of the Company.

The Audit Committee of the Board of Directors, composed entirely of outside directors, meets periodically to review the results of audit reports and other accounting and financial reporting matters with the independent certified public accountants and the internal auditors.



    A. Dano Davis                         Richard P. McCook
    Chairman of the Board                 Financial Vice President
    and Principal Executive Officer       and Principal Financial Officer

              CONSOLIDATED STATEMENTS OF EARNINGS
   Years ended June 26, 1996, June 28, 1995 and June 29, 1994

                                         1996         1995          1994
                                    Amounts in thousands except per share data

Net sales                           $ 12,955,488   11,787,843    11,082,169
Cost of sales, including warehousing
 and delivery expense                  9,862,244    9,064,536     8,547,681
 Gross profit on sales                 3,093,244    2,723,307     2,534,488
Operating and administrative expenses  2,802,712    2,461,883     2,269,803
 Operating income                        290,532      261,424       264,685
Cash discounts and other income, net     118,038      106,901        98,085
                                         408,570      368,325       362,770

Interest:
 Interest on capital lease obligations     8,199      10,086         11,285
 Other interest                           13,046       4,244          2,986
Total interest                            21,245      14,330         14,271
Earnings before income taxes             387,325     353,995        348,499
Income taxes                             131,691     121,808        132,382
Net earnings                          $  255,634     232,187        216,117

Earnings per share                    $     1.69        1.56           1.45


See accompanying notes to consolidated financial statements.

                  CONSOLIDATED BALANCE SHEETS
                June 26, 1996 and June 28, 1995



                                                           1996             1995
                                                           Amounts in thousands
Assets
Current Assets:
 Cash and cash equivalents                   $             32,208         30,414
 Trade and other receivables, less allowance for
   doubtful items of $1,860,000 ($1,105,000 in 1995)      158,445        151,912
Merchandise inventories at lower of cost or market
   less LIFO reserve of $222,341,000
      ($212,485,000 in 1995)                            1,179,126      1,159,584
 Prepaid expenses                                         131,161        103,135
Total current assets                                    1,500,940      1,445,045
Investments and other assets:
 Cash surrender value of life insurance, net               55,769         41,411
 Other assets                                              70,322         58,873
  Total investments and other assets                      126,091        100,284
Deferred income taxes                                      22,732         29,025
Net property, plant and equipment                         998,849        897,823
                                                      $ 2,648,612      2,472,177

Liabilities and Shareholders' Equity
Current Liabilities:
 Accounts payable                            $            599,297        555,551
 Short-term borrowings                                    110,000        130,000
 Reserve for insurance claims and self-insurance           61,760         59,373
 Accrued wages and salaries                                84,691         77,396
 Accrued rent                                              62,237         54,888
 Accrued expenses                                         148,715        130,285
 Current obligations under capital leases                   2,974          3,298
 Income taxes                                              42,554         19,331
  Total current liabilities                             1,112,228      1,030,122

Obligations under capital leases                           60,853         77,653
Defined benefit plan                                       34,197         28,328
Reserve for insurance claims and self-insurance            97,209        103,384
Other liabilities                                           1,829          2,098
Shareholders' equity:
Common stock of $1 par value.  Authorized
200,000,000 shares; issued 151,684,943 shares in
1996 and 151,121,974 shares in 1995                       151,685         75,561
 Retained earnings                                      1,190,611      1,155,031
  Total shareholders' equity                            1,342,296      1,230,592
Commitments and contingent liabilities (Note 10)
                                             $          2,648,612      2,472,177

See accompanying notes to consolidated financial statements.

             CONSOLIDATED STATEMENTS OF CASH FLOWS
   Years ended June 26, 1996, June 28, 1995 and June 29, 1994

                                                         1996         1995          1994
                                                                Amounts in thousands
Cash flows from operating activities:
 Net earnings                                        $  255,634      232,187      216,117
 Adjustments to reconcile net earnings to net cash
  provided by operating activities:
   Depreciation and amortization                        248,287      200,931      157,392
   Deferred income taxes                                 (7,698)      10,360        4,414
   Defined benefit plan                                   5,869        5,476        3,398
   Reserve for insurance claims and self-insurance       (3,788)      (3,170)         624
   Change in cash from:
     Receivables                                         (6,533)      14,101       (9,264)
     Merchandise inventories                            (19,542)     (69,900)     (17,432)
     Prepaid expenses                                   (14,037)      (1,392)       1,754
     Accounts payable                                    42,199       23,474       23,616
     Income taxes                                        23,223      (10,456)      11,825
     Other current accrued expenses                      35,829       14,772       43,830
      Net cash provided by operating activities         559,443      416,383      436,274

Cash flows from investing activities:
 Purchases of property, plant and equipment, net       (361,961)    (371,563)    (277,657)
 Decrease (increase) in investments and other assets    (28,413)      (9,928)      62,938
      Net cash used in investing activities            (390,374)    (381,491)    (214,719)

Cash flows from financing activities:
 Increase (decrease) in short-term borrowings           (20,000)     120,500      (70,500)
 Payment on notes payable                                     -      (17,008)           -
 Payments on capital lease obligations                   (3,077)      (3,111)      (3,122)
 Purchase of common stock                               (51,581)     (34,896)     (39,993)
 Proceeds of sales under associates' stock purchase      40,205       15,297        2,871
 Dividends paid                                        (134,042)    (116,506)    (107,384)
 Other                                                    1,220         (205)       5,722
      Net cash used in financing activities            (167,275)     (35,929)    (212,406)

Increase (decrease)  in  cash  and cash  equivalents      1,794      ( 1,037)       9,149
Cash and cash  equivalents at the beginning of the year  30,414       31,451       22,302
Cash and cash equivalents at end of the year          $  32,208       30,414       31,451

Supplemental cash flow information:
 Interest paid                                        $  14,569       16,213       15,366
 Interest and dividends received                      $   8,049        1,510        4,059
 Income taxes paid                                    $ 114,572      121,904      115,788


See accompanying notes to consolidated financial statements.




                                    F-7

        CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
   Years ended June 26, 1996, June 28, 1995 and June 29, 1994

                                                                    1996      1995      1994
                                                                      Amounts in thousands
Common stock:
 Beginning of year                                             $    75,561    74,176    74,956
Add par value of shares issued for associates' stock purchase
  plan, acquisition and management incentive plan                    2,149     2,044        19
 Add par value of common stock issued in connection with
  2-for-1 stock split                                               75,580         -         -
 Deduct par value of common stock acquired                           1,605       659       799

 End of year                                                       151,685    75,561    74,176

Retained earnings:
 Beginning of year                                               1,155,031   981,509   905,362
 Net earnings                                                      255,634   232,187   216,117
 Deduct excess of cost over par value of common stock
  acquired                                                          49,976    34,237    39,194
 Deduct cash dividends on common stock of $0.885, $0.78
  and $0.72 per share in 1996, 1995, and 1994 respectively         134,042   116,506   107,384
 Deduct par value of common shares issued in
  connection with 2-for-1 stock split                               75,580         -         -
 Add excess of cost over par value of shares issued for
  associates' stock purchase plan, acquisition and
  management incentive plan                                         50,172   100,962     3,792
 Add (deduct) associates' stock loans, net of payments             (14,330)   (8,839)    2,871
 Other                                                               3,702       (45)      (55)
End of year.                                                     1,190,611  1,155,031   981,509

Total shareholders' equity                                    $  1,342,296  1,230,592 1,055,685

See accompanying notes to consolidated financial statements.






                                    F-8

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Summary of Significant Accounting Policies and Other Information.

     (a) Fiscal Year: The fiscal year ends on the last Wednesday in June. Fiscal years ended 1996, 1995 and 1994 comprised 52 weeks.

     (b) Basis of Consolidation: The consolidated financial statements include the accounts of Winn-Dixie Stores, Inc. and its subsidiaries which operate as a major food retailer in fourteen states and the Bahama Islands.

     (c) Acquisition: On March 26, 1995, the Company acquired Thriftway, Inc., a twenty-five store supermarket chain operating in Ohio and Kentucky in a stock-for-stock transaction which is not reflected in the statement of cash flows. This acquisition has been accounted for using the purchase method.

     (d) Cash and Cash Equivalents: Cash equivalents consist of highly liquid investments with a maturity of three months or less when purchased. Cash and cash equivalents are stated at cost plus accrued interest, which approximates market.

     (e) Inventories: Inventories are stated at the lower of cost or market. The "dollar value" last-in, first-out(LIFO) method is used to determine the cost of approximately 91% of inventories consisting primarily of merchandise in stores and distribution warehouses. Manufacturing and produce inventories are valued at the lower of first-in, first-out (FIFO) cost or market. Elements of cost included in manufacturing inventories consist of material, direct labor and plant overhead.

     (f) Fair Value of Financial Instruments: The carrying amount of the short-term borrowings approximates fair value because of their short-term maturity. See Note 6(b) for information on interest rate swap agreements.

     (g) Income Taxes: Deferred tax asset s and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using the enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled.

     (h) Self-insurance: Self-insurance reserves are established for automobile and general liability, workers' compensation and property loss costs based on claims filed and claims incurred but not reported, with a maximum per occurrence of $2,000,000 for automobile and general liability and $1,000,000 for workers' compensation. Self-insurance reserves are established for property losses with a maximum annual aggregate of $5,000,000 and a $100,000 per occurrence deductible after the aggregate is obtained. The Company is insured for insurance costs in excess of these limits.

     (i) Estimates: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     (j) Depreciation and Amortization: Depreciation of plant and equipment, which is stated at historical cost, is provided over the estimated useful lives by the straight-line method or by methods that produce results similar to the straight-line method. Amortization of improvements to leased premises is provided principally by the straight-line method over the periods of the leases or the estimated useful lives of the improvements, whichever is less.

     (k) Store Opening and Closing Costs: The costs of opening new stores and closing of old stores are charged to earnings in the year incurred.

     (l) Earnings Per Share: The number of shares used in the calculation for 1996, 1995 and 1994 amounted to 151,577,205, 149,434,006 and
          149,288,072, respectively, which is the weighted average number of shares of common stock outstanding during each year. All share and per share amounts have been retroactively restated to reflect the 2-for-1 stock split effected on November 10,1995.

     (m) Stock-Based Compensation: During fiscal year 1996, the Company adopted Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (FASB Statement No.123), which establishes a fair value based method of accounting for stock-based compensation plans. Prior to fiscal year 1996, the Company followed the intrinsic value method set forth in APB Opinion 25, "Accounting for Stock Issued to Employees." The adoption of this Standard in 1996 had no material effect on the Company's financial statements (see Notes 7 and 8).

     (n) New Accounting Standard: In March 1995, the Financial Accounting Standards Board issued Financial Accounting Standard No.121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," which requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the flows estimated to be generated by those assets are less than the asset's carrying amount. This
          Standard also addresses the accounting for long-lived assets that are expected to be disposed of. The Company has historically reserved for losses related to the impairment of long-term assets. The adoption of this Standard in 1996 had no material effect on the Company's financial statements.

     (o) Reclassification: Loans to associates for the purchase of Company stock has been reclassified as a reduction of shareholders' equity rather than a current asset. Certain prior year amounts have been reclassified to conform with the presentation adopted in 1996.

2.   Accounts Receivable.

     Accounts receivable at year-end were as follows:
                                                           1996           1995
                                                          Amounts in thousands
          Trade and other receivables               $     78,698         67,183
          Construction advances                           81,607         85,834
                                                         160,305        153,017
          Less: Allowance for doubtful items.              1,860          1,105
                                                    $    158,445        151,912

3.   Inventories.

     At June 26, 1996, inventories valued by the LIFO method would have been $222,341,000 higher ($212,485,000 higher at June 28, 1995) if they were stated at the lower of FIFO cost or market. If the FIFO method inventory valuation had been used for the year ended June 26, 1996, reported net earnings would have been $6,022,000 or $0.04 per share higher ($4,625,000 or $0.03 per share higher in 1995 and $1,088,000 or $0.01 per share lower in 1994).

4.   Property, Plant and Equipment.

     Property, plant and equipment consists of the following:
                                                             1996      1995
                                                          Amounts in thousands

    Land                                          $         2,459       2,441
    Buildings                                              25,962      25,368
    Furniture, fixtures, machinery and equipment        1,915,937   1,735,949
    Transportation equipment                              117,242     122,322
    Improvements to leased premises                       397,464     333,460
    Construction in progress                               49,493      44,349
                                                        2,508,557   2,263,889
    Less: Accumulated depreciation and amortization     1,553,990   1,425,601
                                                          954,567     838,288
    Leased property under capital leases, less
      accumulated amortization of $37,373,000
      ($40,779,000 in 1995)                                44,282      59,535
     Net property, plant and equipment            $       998,849     897,823


The Company had no non-cash additions to leased property for 1996 and 1995 as compared to $10.3 million for 1994.

5.   Income Taxes.

     The provision for income taxes consisted of:
                                               Current   Deferred      Total
                                                    Amounts in thousands
     1996
          Federal                          $   117,136    (7,523)     109,613
          State                                 22,251      (173)      22,078
                                           $   139,387    (7,696)     131,691

     1995
          Federal                          $    89,648     9,326       98,974
          State                                 21,800     1,034       22,834
                                           $   111,448    10,360      121,808

     1994
          Federal                          $   108,163      (217)     107,946
          State                                 19,805     4,631       24,436
                                           $   127,968     4,414      132,382

The following reconciles the above provision to the Federal statutory income tax rate:

                                                  1996      1995         1994

Federal statutory income tax rate                 35.0 %    35.0 %       35.0 %
State and local income taxes, net of
federal income tax benefits                        3.5       4.3          3.8
Other tax credits                                 (0.2)     (1.1)        (1.1)
Life insurance                                    (3.1)     (2.1)        (1.1)
Other, net                                        (1.2)     (1.7)         1.4
                                                  34.0 %    34.4 %       38.0 %

The retroactive increase in the federal corporate income tax rate from 34% to 35%, enacted on August 10, 1993 and effective on January 1, 1993, resulted
in additional income tax expense in fiscal 1994.  This increase in   income tax
expense was offset by an increase in prepaid income taxes resulting from the federal corporate income tax rate increase as required by Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes."

The effective tax rate during the fourth quarter of fiscal 1995 reflects the final settlement with the Internal Revenue Service of transactions pursuant to
Section 1804(e)(4) of the Tax Reform Act of 1986 whereby certain subsidiaries of the Company were able to utilize the benefits of the net operating losses of certain unaffiliated corporations.

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred liabilities at June 26, 1996, June 28, 1995 and June 29, 1994 are presented below:


                                                       1996     1995      1994
                                                         Amounts in thousands
Deferred tax assets:
  Reserve for insurance claims and self-insurance $   58,501   60,050    61,766
  Reserve for vacant store leases                     10,319    7,738    11,248
  Unearned promotional allowance                       7,568    3,642     3,909
  Reserve for accrued vacations                        9,278    8,827     8,021
  State net operating loss carry forwards              6,962    7,174     6,683
  Excess of book over tax depreciation                10,026    9,088     9,283
  Excess of book over tax rent expense                 1,133      923       902
  Excess of  book over tax retirement expense         10,750    8,046     7,127
  Uniform capitalization of inventory                  5,181    4,602     4,418
  Other, net                                          25,464   14,824    13,406
    Total gross deferred tax assets                  145,182  124,914   126,763
    Less: Valuation allowance                          6,896    6,487     6,325
    Net deferred tax assets                          138,286  118,427   120,438
Deferred tax liabilities:
  Excess of tax over book depreciation               (18,514) (16,036)   (8,811)
  Bahamas subsidiary foreign earnings                (11,506) (11,535)   (9,375)
  Other, net                                         (13,429)  (3,717)   (4,753)
    Total gross deferred tax liabilities             (43,449) (31,288)  (22,939)
Net deferred tax assets                           $   94,837   87,139    97,499


Current deferred income taxes of $72,105,000 and $58,114,000 for 1996 and 1995, respectively, are included in the prepaid expenses in the accompanying consolidated balance sheets.

The Company believes the results of future operations will generate sufficient taxable income to realize the deferred tax assets.

6.  Financing.

    (a) Credit Arrangements: The Company has available a $300.0 million Commercial Paper Program. As of June 26, 1996, there was $110.0 million outstanding as compared to $125.0 million outstanding on June 28, 1995. The average interest rate on the commercial paper outstanding on June 26, 1996 was 5.5% as compared to 6.1% on June 28, 1995. The Company also has short-term lines of credit totaling $340.0 million. The lines of credit are available when needed during the year and are renewable on an annual basis. The Company is not required to maintain compensating bank balances in connection with these lines of credit. As of June 26, 1996, there were no amounts outstanding under these bank lines of credit, compared to $5.0 million outstanding on June 28, 1995.

     (b)Interest Rate Swap: The Company has entered into interest rate swap agreements to reduce the impact of changes in rental payments on retail locations, distribution facilities and manufacturing facilities that have a lease term of 25 years and whose primary rent expense fluctuates with the commercial paper interest rate. At June 26, 1996, the Company had outstanding four interest rate swap agreements, having a notional principal amount of $50 million each, with an investment bank. These agreements effectively change the Company's exposure on its leased real estate with floating rental payments to fixed rental payments based on a 7.7% interest rate. The interest rate swap agreements mature on June 30, 1996, 1998, 2002 and 2004. In addition, the Company has entered into two additional interest rate swap agreements, having a notional principal amount of $50 million each, that do not become effective until the termination date of the interest rate swap agreements that mature on June 30, 1996 and June 30, 1998. The Company is exposed to credit loss in the event of nonperformance by the other party to these interest rate swap agreements. However, the Company does not anticipate nonperformance by the counterpart.

        Since current short-term interest rates at June 26, 1996, are below the 7.7% rate of these contracts, the estimated negative value of these swaps was approximately $7.5 million.

7. Common Stock.

   The Company has a stock purchase plan in effect for associates. Under the terms of the Plan, the Company may grant options to associates to purchase shares of the Company's common stock at a price not less than the greater of 85% of the fair market value at the date of grant or $1.00. During fiscal year 1996, 1,069,251 shares of common stock were sold to associates at an aggregate price of $54,531,801. There are 392,626 shares of the Company's common stock available for the grant of options under the Plan.

   Under FASB Statement No. 123, purchase discounts granted to associates are recognized as compensation cost over the vesting period. The 1996 compensation cost that has been charged against net income was $2.0 million. Under APB Opinion 25, no compensation cost was recorded in 1995 or 1994.

8. Stock Options.

   On October 7, 1992, the shareholders approved an amendment to the Company's Key Employee Stock Option Plan to increase the number of shares of common stock available for issuance to 1,000,000 shares. Under this plan adopted by the Board of Directors on June 22, 1992, options to acquire 226,000 shares of common stock were granted to key employees at an exercise price of $21.063 per share. Of the options granted, 113,000 became exercisable on June 30, 1993. The remaining 113,000 became exercisable on June 29, 1994. Options under this plan expire on December 31, 1998.

   On June 22, 1994, the Board of Directors adopted an amendment to the Company's Key Employee Stock Option Plan to increase the number of shares of common stock available for issuance to 2,000,000 shares. This amendment was approved by shareholders on October 5, 1994. Under this plan, options to acquire 466,000 shares at an exercise price of $22.438 per share were granted to key employees. Of the options granted, 233,000 shares became exercisable on June 28, 1995 and the remaining 233,000 shares are exercisable on June
   27, 1996, if earned. These options expire on January 15, 2001. Also, an additional option to acquire 8,000 shares at $27.938 was granted on June 21, 1995. This option is exercisable on June 27, 1996, if earned, and will expire on January 15, 2001.

   Changes in options under these plans during the years ended June 26, 1996, June 28, 1995 and June 29, 1994 were as follows:

                                                 Number of   Option Price
                                                  Shares         Per Share

   Outstanding - June 30, 1993                     490,000   $14.250-21.063
   Granted                                         466,000   $22.438
   Exercised                                             -          -
   Canceled                                              -          -
   Outstanding - June 29, 1994                     956,000   $14.250-22.438
   Granted                                           8,000   $27.938
   Exercised                                       (58,000)  $14.250-21.063
   Canceled                                        (30,000)  $22.438
   Outstanding - June 28, 1995                     876,000   $14.250-27.938
   Granted                                               -   $      -
   Exercised                                      (236,000)  $14.250-22.438
   Canceled                                        (10,000)  $22.438
   Outstanding - June 26, 1996                     630,000   $21.063-27.938
   Exercisable - June 26, 1996                     389,000   $21.063-22.438
   Shares available for additional grant           928,000

   Options granted under the Company's Key Employee Stock Option Plan are exercisable upon the achievement of specified operating results. The Company's adoption of FASB Statement No. 123 in fiscal 1996 did not materially impact the Company's financial statements, which historically have reflected compensation expense under APB Opinion 25.

9. Leases.

   (a) Leasing Arrangements: There were 1,432 leases in effect on store locations and other properties at June 26, 1996. Of these 1,432 leases, 52 store leases and 2 warehouse and manufacturing facility leases are classified as capital leases. Substantially all store leases will expire during the next twenty years and the warehouse and manufacturing facility leases will expire during the next twenty-five years. However, in the normal course of business, it is expected that these leases will be renewed or replaced by leases on other properties.

       The rental payments on substantially all store leases are based on a minimum rental plus a contingent rental which is based on a percentage of the store's sales in excess of stipulated amounts. Most of the Company's leases contain renewal options for five-year periods at fixed rentals.

   (b) Leases: The following is an analysis of the leased property under capital leases by major classes:

                                                         Asset balances at
                                                    June 26, 1996  June 28, 1995
                                                         Amounts in thousands

   Store facilities                                   $    65,933     74,653
   Warehouses and manufacturing facilities                 15,722     25,661
                                                           81,655    100,314
   Less: Accumulated amortization                          37,373     40,779
                                                      $    44,282     59,535

   The following is a schedule by year of future minimum lease payments under capital and operating leases, together with the present value of the net minimum lease payments as of June 26, 1996.

                                                          Capital   Operating
                                                         Amounts in thousands
   Fiscal Year:
          1997                                        $    11,345    265,851
          1998                                             11,140    258,856
          1999                                             10,731    254,271
          2000                                             10,539    250,010
          2001                                             10,545    243,925
          Later  years                                     77,949  2,341,514
  Total minimum lease payments                            132,249  3,614,427

  Less: Amount representing estimated taxes,
        maintenance and insurance costs included
        in total minimum lease payments                     3,707

  Net minimum lease payments                              128,542
  Less: Amount representing interest                       64,715
  Present value of net minimum lease payments          $   63,827

  Rental payments under operating leases including, where applicable, real estate taxes and other expenses are as follows:

                                               1996      1995         1994
                                                  Amounts in thousands

  Minimum rentals                        $   254,705    218,921      190,830
  Contingent rentals                           3,320      3,323        3,352
                                         $   258,025    222,244      194,182

10.  Commitments and Contingent Liabilities.

   (a) Associate Benefit Programs: The Company has noncontributory, trusteed profit sharing retirement programs which are in effect for eligible associates and may be amended or terminated at any time. Charges to earnings for contributions to the programs amounted to $62,200,000, $55,250,000 and $54,225,000 in 1996, 1995 and 1994, respectively.

       In addition to providing profit sharing benefits, the Company makes group insurance available to early retirees from the time they retire until age 65 when they qualify for Medicare/Medicaid. Currently, the early retiree group constitutes 140 associates. This group of retirees bear the entire costs of this plan, which is maintained totally separate from the Company's regular group insurance plan. The Company reserves the right to modify these benefits.

   (b) Defined Benefit Plan: The Company has a Management Security Plan (MSP), which is a non-qualified defined benefit plan providing disability, death and retirement benefits to 578 qualified associates of the Company. Total MSP cost charged to operations was $4,942,000, $4,979,000 and $4,557,000 in 1996, 1995 and 1994, respectively. The projected benefit obligation at June 26, 1996 was approximately $35,146,000. The effective discount rate used in determining the net periodic MSP cost was 8.0% for 1996, 1995 and 1994.

       Life insurance policies, which are not considered as MSP assets for liability accrual computations, were purchased to fund the MSP payments. These insurance policies are shown on the balance sheet at their cash surrender values, net of policy loans aggregating $154,438,000 and $141,416,000 at June 26, 1996 and June 28, 1995, respectively.

       The Company holds life insurance on a broad-based group of qualified associates. These insurance policies are shown on the balance sheet at their cash surrender value, net of policy loans aggregating $459,583,000 at June 26, 1996 and $367,423,000 at June 28, 1995.

   (c) Litigation: There are pending against the Company various claims and lawsuits arising in the normal course of business, including suits charging violations of certain civil rights laws. In addition, the Company is a party to various proceedings arising under federal, state or local regulations protecting the environment. Management is of the opinion that any liability which might result from any such claim, lawsuit or proceeding will not have a material adverse effect on the Company's consolidated earnings or financial position.

11. Related Party Transactions.

    The Company is self-insured for purposes of employee group life, medical, accident and sickness insurance, with American Heritage Life Insurance Company, a related party, providing administrative services and expenses for medical and accident claims. American Heritage Life Insurance Company also financed the development and expansion of certain retail stores. Total payments aggregating $25,001,000, $13,442,000 and $15,109,000 were made in
    1996, 1995 and 1994, respectively.

12. Quarterly Results of Operations (Unaudited).

    The following is a summary of the unaudited quarterly results of operations for the years ended June 26, 1996, June 28, 1995 and June 29, 1994:


                                                               Quarters Ended
                                          Sept. 20        Jan. 10          April 3        June 26
            1996                         (12 Weeks)      (16 Weeks)       (12 Weeks)     (12 Weeks)
                                                 Dollars in thousands except per share data

   Net sales                           $   2,934,958     3,972,563        3,035,323      3,012,644
   Gross profit on sales               $     677,559       946,312          742,820        726,553
   Net earnings                        $      45,877        72,460           63,252         74,045
   Earnings per share                  $        0.30          0.48             0.42           0.49
   Net LIFO charge (credit)            $       3,666         2,444            1,833         (1,921)
   Net LIFO charge (credit) per share  $        0.03          0.01             0.01          (0.01)
   Dividends per share                 $       0.140         0.295            0.225          0.225
   Market price range                  $ 30.50-28.06   37.50-29.69      38.38-33.63    35.63-31.88


                                                                Quarters Ended
                                          Sept. 21        Jan. 11          April 5        June 28
            1995                         (12 Weeks)     (16 Weeks)        (12 Weeks)     (12 Weeks)
                                                 Dollars in thousands except per share data

   Net sales                           $   2,590,364     3,537,824        2,775,842      2,883,813
   Gross profit on sales               $     590,546       809,912          642,018        680,831
   Net earnings                        $      40,045        67,472           56,936         67,734
   Earnings per share.                 $        0.27          0.45             0.38           0.45
   Net LIFO charge (credit)            $       1,690         2,253            2,816         (2,134)
   Net LIFO charge (credit) per share  $        0.01          0.01             0.02          (0.01)
   Dividends per share                 $        0.13          0.26            0.195          0.195
   Market price range                  $ 26.82-21.32   27.25-24.50      28.57-25.94    28.94-27.32


                                                                Quarters Ended
                                          Sept. 22        Jan. 12          April 6        June 29
             1994                        (12 Weeks)      (16 Weeks)       (12 Weeks)     (12 Weeks)
                                                 Dollars in thousands except per share data

   Net sales                           $   2,464,440     3,380,986        2,651,491      2,585,252
   Gross profit on sales               $     556,085       766,461          603,914        608.028
   Net earnings                        $      35,951        63,781           52,032         64,353
   Earnings per share                  $        0.24          0.42             0.35           0.44
   Net LIFO charge (credit)            $       1,690         2,253            1,690         (6,721)
   Net LIFO charge (credit) per share  $        0.01          0.01             0.01          (0.04)
   Dividends per share                 $        0.12          0.24             0.18           0.18
   Market price range                  $ 33.88-28.00   30.19-24.50      29.19-24.13    26.13-21.75

    During 1996, 1995 and 1994, the fourth quarter results reflect a change from the estimate of inflation used in the calculation of LIFO inventory to the actual rate experienced by the Company of 1.2% to 0.8%, 1.6% to 0.6% and 1.0% to (0.1)%, respectively.

                                    Fourth Quarter Results of Operations

                                     June 26, 1996  June 28, 1995  June 29, 1994
                                       (12 weeks)     (12 weeks)     (12 weeks)

                                                  Amounts in thousands
    Net sales                          $  3,012,644     2,883,813     2,585,252
    Cost of sales                         2,286,091     2,202,982     1,977,224
    Gross profit on sales                   726,553       680,831       608,028
    Operating and administrative expenses   647,429       607,460       522,057
    Operating income                         79,124        73,371        85,971
    Cash discounts and other income, net     30,473        25,749        19,166
    Interest expense                         (1,640)       (2,083)       (1,411)
    Earnings before income taxes            107,957        97,037       103,726
    Income taxes                             33,912        29,303        39,373
    Net earnings                       $     74,045        67,734        64,353


    The effective tax rate during the fourth quarter of fiscal 1995 reflects the final settlement with the Internal Revenue Service of transactions pursuant to Section 1804(e)(4) of the Tax Reform Act of 1986 whereby certain subsidiaries of the Company were able to utilize the benefits of the net operating losses of certain unaffiliated corporations.